EXHIBIT 8.1

MORRIS, MANNING & MARTIN, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, GA 30326

(404) 233-7000

June 24, 2005

Flag Financial Corporation

3475 Piedmont road, N.E.,

Suite 550

Atlanta, GA 30305

First Capital Bancorp, Inc.

3320 Holcomb Bridge Road, N.W.

Suite A

Norcross, GA 30092

Ladies and Gentlemen:

We have acted as counsel to Flag Financial Corporation, a Georgia corporation (“Flag”), in connection with the proposed merger (the “Merger”) of First Capital Bancorp, Inc., a Georgia corporation (“FCB”), with and into Flag pursuant to an Agreement and Plan of Merger dated as of May 26, 2005 (the “Agreement”). This opinion letter is being delivered to you pursuant to Section 9.1(f) of the Agreement. The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Flag. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

In delivering our opinion, we have reviewed and relied upon (without any independent investigation) the truth and accuracy, at all relevant times, of the facts, statements, covenants, descriptions, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1.	The Agreement;

2.	The Registration Statement;

3.	Those certain tax representation letters delivered to us by Flag and FCB containing certain representations of Flag and FCB (the “Tax Representation Letters”); and

4.	Such other instruments and documents related to the formation, organization, and operation of Flag and FCB, and related to the Merger, as we have deemed necessary or appropriate.

MORRIS, MANNING & MARTIN, LLP

June 24, 2005

In connection with rendering this opinion, we also have assumed (without any independent investigation) that:

1.	Original documents (including signatures thereto) submitted to us are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;

2.	All representations, warranties, and statements made or agreed to by Flag, FCB and their employees, officers, directors, representatives and shareholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times and no actions have been (or will be) taken which are inconsistent with such representations;

3.	All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters have been or will be performed without waiver or breach of any material provision thereof;

4.	The Merger will be reported by Flag and FCB on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

5.	Any representations made in any of the documents referred to herein “to the knowledge” of any person or party or similarly qualified is correct without such qualification.

Based upon our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that, for United States federal income tax purposes:

1.	The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

2.	The exchange in the Merger of FCB Common Stock for Flag Common Stock will not give rise to gain or loss to the shareholders of FCB with respect to such exchange (except to the extent of any cash received).

3.	Neither of FCB nor Flag will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to

MORRIS, MANNING & MARTIN, LLP

June 24, 2005

Treasury regulations issued under Section 1502 of the Internal Revenue Code.

This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code, existing judicial decisions, administrative regulations, and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

This opinion addresses only the matters stated herein, and does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to the Merger or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements, and assumptions upon which we have relied are not true and accurate through the Effective Time and at all relevant times thereafter. In the event that any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion may be adversely affected and may not be relied upon.

This opinion is intended for the benefit of Flag and FCB and may not be relied upon or utilized for any other purpose or by any other person, and may not be made available to any other person without our prior written consent.

Very truly yours,

MORRIS, MANNING & MARTIN, LLP